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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Texas Biotechnology Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 to be filed on or about May 28, 1999 of Texas Biotechnology Corporation of our report dated February 12, 1999, relating to the consolidated balance sheets of Texas Biotechnology Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998 which report appears in the December 31, 1998, annual report on Form 10-K of Texas Biotechnology Corporation .



/s/  KPMG LLP

Houston, Texas
May 27, 1999